Exhibit 99.1

PRESS RELEASE August 10, 2009 1:00 pm PT	Investor Relations Contact: Brandi Floberg The Piacente Group, Inc. 212-481-2050 arrowres@tpg-ir.com

Arrowhead Reports Third Quarter Fiscal 2009 Financial Results

PASADENA, Calif. — Arrowhead Research Corporation (NASDAQ: ARWR) today announced financial results for its third fiscal quarter ended June 30 2009.

THIRD QUARTER FISCAL 2009 AND RECENT COMPANY HIGHLIGHTS:

•	Business highlights:

o	Increased ownership in carbon nanotube-based electronics films subsidiary Unidym Inc. to 67% and executed agreements to increase ownership to 70%

o	Executed license agreements for majority-owned subsidiary Calando Pharmaceuticals’ Cyclosert™ drug delivery platform and associated clinical stage anti-cancer drug, IT-101, with upfront payments of $2.4 million, with potential future milestone and royalty payments

o	Restructured Unidym and Calando liabilities such that $3.6 million in liabilities was converted to $3.6 million in stockholders’ equity, with an additional $500,000 converting subsequent to quarter end.

o	Majority-owned Unidym, Inc. agreed to partner its bulk materials business with Continental Carbon Company, a global leader in carbon blacks, conductive blacks and carbon nanotubes, includes potential earnout of $26.5 million based on sales.

o	Unidym entered into a joint development agreement with a leading global electronics manufacturer. With this partnership, Unidym is now working with two of the leading global manufacturers of LCDs to incorporate its CNT films into their display devices.

o	Continued consolidation activities to further streamline Unidym and Calando operations and maximize potential for near-term opportunities while conserving cash

•	Financial highlights:

o	Decreased quarterly operating expenses by 51% year-over-year to $4.9 million

o	Decreased cash burn by 89% in the third quarter of fiscal 2009 compared to the same quarter in the prior year and by 35% compared to the second quarter of fiscal 2009

o	On August 6, 2009, completed an oversubscribed financing transaction that raised gross proceeds of $2.76 million

“Our company has undergone significant transformation over the last quarter to tightly focus our business on the highest return opportunities and reduce our cost structure,” stated Dr. Christopher Anzalone, Arrowhead’s President and CEO. “We have made tremendous progress and are now poised to dedicate our resources to the nearest-term revenue drivers and work more actively with key partners while continuing to improve our balance sheet.

“Our resources are primarily focused on our lead subsidiary Unidym, where we see the nearest-term value creation for our shareholders. By restructuring Unidym’s business model from a vertically-integrated company to one that focuses on its core competencies and on establishing partnerships with well-positioned and well-capitalized companies, we have effectively scaled back Unidym’s cost structure and aggressively reduced its monthly cash burn by 50% from January to June of this year.

“As Unidym built key partnerships and made progress toward product commercialization, we strategically increased our ownership position in Unidym to 67%, and have executed agreements to reach 70%, to further maximize our stake in potential revenues, which we expect to begin seeing in modest amounts in late 2009,” Dr. Anzalone continued. “Funds from our recently completed private placement will assist Unidym in commercializing its carbon nanotubes for the touch panel market. As a result of established partnerships with industry leading OEMs such as Samsung Electronics, we are confident that Unidym will emerge as a dominant player in the CNT-production and application market.

“In addition to Unidym, we believe our holdings in Calando Pharmaceuticals and Nanotope, Inc. could also drive near-term value without requiring significant additional capital from Arrowhead. As we work with our subsidiaries to bring innovative new products to market, we will continue to implement prudent cost controls while maximizing partnering opportunities,” Dr. Anzalone concluded.

SELECTED THIRD QUARTER FISCAL 2009 AND YEAR-TO-DATE FINANCIAL RESULTS

For third quarter ended June 30, 2009, Arrowhead reported revenues of $2.6 million, compared with $0.2 million in the same period in 2008. The increase in revenues resulted from an upfront cash payment of $2.4 million from Cerulean Pharma Inc. for a licensing agreement with Calando for further development of Calando’s IT-101 drug candidate and its associated delivery platform.

Total operating expenses for the third quarter of fiscal 2009 decreased by 51% to $4.9 million, compared with total operating expenses of $10.1 million for the third quarter of fiscal 2008. Operating expenses for the third quarter of fiscal 2009 included non-cash charges of $1.7 million for in-process research and development related to the transactions to increase Arrowhead’s ownership in Unidym.

Net loss for the third quarter of fiscal 2009 was ($2.5) million, or ($0.06) per diluted share based on 43.3 million weighted average shares outstanding. This compares with a net loss of ($7.5) million, or ($0.19) per diluted share on 38.9 million weighted average shares outstanding, for the third quarter of fiscal 2008.

For the nine months ended June 30, 2009, Arrowhead reported revenues of $3.6 million, compared with $1.4 million for the nine months ended June 30, 2008. Net loss for the nine months ended June 30, 2009 was ($15.8) million, or ($0.37) per share on 43.1 million weighted average shares outstanding, compared with a net loss of $18.4 million, or ($0.48) per share on 38.8 million weighted average shares outstanding, in the same period in the prior year.

The Company’s net cash used in operations for the nine months ended June 30, 2009 was $12.9 million, compared with $19.2 million in the comparable fiscal 2008 period. Arrowhead’s consolidated cash flows included approximately $2.5 million raised from outside investors through a note offering by Calando and the sale of $2 million of newly issued Unidym C-1 shares to TEL Ventures in the first quarter of fiscal 2009. Additionally, Unidym realized a $0.7 million gain through the sale of its equity interest in Ensysce BioSciences, Inc.

As of June 30, 2009, Arrowhead had cash and cash equivalents of $1.9 million and stockholders’ equity of $3.7 million. Subsequent to the end of the third fiscal quarter, Arrowhead sold an aggregate of 9.2 million units comprised of common stock and warrants in a private placement transaction with accredited investors for gross proceeds of $2.76 million.

Conference Call

The Company will conduct a financial announcement conference call today, Monday, August 10, 2009, at 4:30 p.m. Eastern time/1:30 p.m. Pacific time to discuss the Company’s results. To participate in the conference call, please dial 888-846-5003 or 480-629-9856. Investors may also access a live audio web cast of this conference call on the Company’s website at www.arrowheadresearch.com.

A replay of the webcast will be available approximately two hours after the conclusion of the call. The webcast replay will remain available for 90 days. An audio replay will also be available approximately two hours after the conclusion of the call and will be made available until Monday, August 17, 2009. The audio replay can be accessed by dialing 800-406-7325 or 303-590-3030 and entering access ID number 4134570#.

About Arrowhead Research Corporation

Arrowhead Research Corporation (www.arrowheadresearch.com) (NASDAQ: ARWR) is a nanotechnology company commercializing new technologies in the areas of life sciences, electronics, and energy. Arrowhead is seeking to build value for shareholders through the progress of majority owned subsidiaries. Currently, Arrowhead has four subsidiaries commercializing nanotech products and applications and minority investments in two privately held nanobiotech companies.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. For example, there can be no assurance that Arrowhead or its subsidiaries will be able to sustain operations for expected periods, that we will be able to achieve or sustain targeted levels of expense reductions or that any of these entities will be successful in obtaining additional funding needed to sustain operations. Arrowhead Research Corporation’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We disclaim any intent to revise or update publicly any forward-looking statements for any reason.